Exhibit 10.7

TAX SHARING AGREEMENT

BETWEEN

LIBERTY INTERACTIVE CORPORATION

AND

GCI LIBERTY, INC.

i

7.8	Joint Claims	27

7.9	Other Claims	28

SECTION 8.	General Provisions	28

8.1	Termination	28

8.2	Predecessors or Successors	28

8.3	Expenses	28

8.4	Governing Law; Jurisdiction	28

8.5	Waiver of Jury Trial	29

8.6	Notices	30

8.7	Counterparts	30

8.8	Binding Effect; Assignment	30

8.9	Severability	30

8.10	Amendments; Waivers	31

8.11	Effective Date	31

8.12	Change in Law	31

8.13	Authorization, Etc.	31

8.14	No Third Party Beneficiaries	31

8.15	Entire Agreement	31

8.16	No Strict Construction; Interpretation	32

8.17	Headings	32

8.18	Assignment of Rights under the LEXE Tax Sharing Agreement	32

8.19	Assignment of Rights under the CHUB Tax Sharing Agreement	33

8.20	Assignment of Rights under LTRIP Tax Sharing Agreement	33

ii

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (this “Agreement”) is entered into as of [_____], between Liberty Interactive Corporation, a Delaware corporation (“Distributing”), and GCI Liberty, Inc.,(1) an Alaska corporation (“Splitco”). Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

RECITALS

WHEREAS, the Board of Directors of Distributing has determined that it would be appropriate and desirable for Distributing to separate the Splitco Business from the Distributing Business;

WHEREAS, immediately following the Contribution, Distributing will own an amount of Splitco Stock that constitutes “control” of Splitco within the meaning of Section 368(c) of the Code;

WHEREAS, following the Contribution, Distributing intends to distribute its entire interest in the stock of Splitco to the holders of Liberty Ventures Common Stock in exchange for their shares of Liberty Ventures Common Stock in what  is intended to qualify as a tax-free transaction described under Sections 368(a)(1)(D), 355 and 361 of the Code (the “Distribution”);

WHEREAS, the parties set forth in the Reorganization Agreement the principal arrangements between them regarding the separation of the Splitco Business from the Distributing Business; and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes and credits for Tax Benefits arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, and intending to be legally bound hereby, Distributing and Splitco hereby agree as follows:

SECTION 1.        Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“2014 Reattribution and Dividend” means the reattribution of assets and liabilities between Distributing’s Interactive  Group and Ventures Group effected on October 3, 2014 and the distribution of shares of Liberty Ventures Common Stock to holders of Liberty Interactive Common Stock effected on October 20, 2014.

“2029 Exchangeables” means the 4% Exchangeable Senior Debentures due 2029 issued by Liberty LLC.

(1)  Name of General Communication, Inc. to change to GCI Liberty, Inc. before agreement is executed.

“2030 Exchangeables” means the 3.75% Exchangeable Senior Debentures due 2030 issued by Liberty LLC.

“2031 3.25% Exchangeables” means the 3.25% Exchangeable Senior Debentures due 2031 issued by Liberty LLC.

“2031 3.5% Exchangeables” means the 3.5% Exchangeable Senior Debentures due 2031 issued by Liberty LLC.

“2043 Exchangeables” means the 0.75% Exchangeable Senior Debentures due 2043 issued by Liberty LLC.

“2046 Exchangeables” means the 1.75% Exchangeable Senior Debentures due 2046 issued by Liberty LLC.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. For the avoidance of doubt, (x) no member of the Splitco Group will be treated as an Affiliate of any member of the Distributing Group; and (y) no member of the Distributing Group will be treated as an Affiliate of any member of the Splitco Group.

“Aggregate Market Capitalization” means the sum of the Interactive Market Capitalization and the Ventures Market Capitalization.

“Agreement” has the meaning set forth in the preamble hereof.

“Auto Conversion” has the meaning given to such term in the Reorganization Agreement.

“business day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York City, New York or London, England are authorized or required by law or executive order to close.

“CHUB” means CommerceHub, Inc., a Delaware corporation.

“CHUB Distribution” means the “Distribution” (as defined in CHUB Tax Sharing Agreement).

“CHUB Opinion” means the opinion delivered by Baker Botts L.L.P. to Distributing in connection with the CHUB Distribution to the effect that the CHUB Distribution will qualify as a tax-free transaction described under Section 355 of the Code to Distributing and the holders of Liberty Ventures Common Stock (except with respect to the receipt of cash in lieu of fractional shares).

“CHUB Tax Materials” means (i) the representation letters delivered to Baker Botts L.L.P. in connection with the delivery of the CHUB Opinion, and (ii) any other materials delivered by Distributing, CHUB and others in connection with the rendering by Baker Botts L.L.P. of the CHUB Tax Opinion.

“CHUB Tax-Related Losses” mean any Losses resulting from the failure of (i) the “Restructuring” (as defined in the CHUB Tax Sharing Agreement) to qualify in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to Distributing, CHUB, “Old CommerceHub” (as defined in the CHUB Tax Sharing Agreement), and the holders of stock of “Old CommerceHub” (as defined in the CHUB Tax Sharing Agreement) (in each case, except with respect to the receipt of any cash in connection therewith), or (ii) the CHUB Distribution to qualify in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to Distributing, CHUB, each of their respective Subsidiaries at the “Effective Time” (as defined in the CHUB Tax Sharing Agreement), and the holders of Liberty Ventures Common Stock that received stock of CHUB in the CHUB Distribution (except with respect to the receipt of cash in lieu of fractional shares).

“CHUB Tax Sharing Agreement” means the Tax Sharing  Agreement dated as of July 22, 2016, by and among Distributing and CHUB.

“CHUB Transaction Taxes” means any Taxes resulting  from the “Restructuring” (as defined in the CHUB Tax Sharing Agreement) and the CHUB Distribution.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Combined Return” means (i) with respect to any Tax Return for a Tax Year beginning on or before the Distribution Date, any Tax Return that includes Tax Items of both the Distributing Business and the Splitco Business, determined in accordance with the allocation rules of Section 2.2, and (ii) with respect to any Tax Return for a Tax Year beginning after the Distribution Date, any Tax Return that includes one or more members of the Distributing Group and one or more members of the Splitco Group.

“Company” means Distributing or Splitco, as the context requires.

“Compensatory Equity Interests” means options, stock appreciation rights, restricted stock, restricted stock units or other similar rights with respect to the equity of any entity that are granted on or prior to the Distribution Date in connection with employee, independent contractor or director compensation (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, restricted stock units or other similar rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“Contribution” has the meaning given to such term in the Reorganization Agreement.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Disclosing Party” has the meaning set forth in Section 6.3.

“Distributing” has the meaning set forth in the preamble hereof.

“Distributing Acquired Subsidiary” has the meaning set forth in Section 2.2(n).

“Distributing Business” means, (i) with respect to any Tax Year (or portion thereof) ending at or before the Effective Time, the assets, liabilities and businesses of Distributing and its subsidiaries (other than the Splitco Business); and (ii) with respect to any Tax Year (or portion thereof) beginning after the Effective Time, the assets, liabilities, and businesses of the Distributing Group during such Tax Year (or portion thereof).

“Distributing Group” means, with respect to any Tax Year (or portion thereof) beginning after the Effective Time, Distributing and each Subsidiary of Distributing (but only while such Subsidiary is a Subsidiary of Distributing).

“Distributing Indemnitees” has the meaning set forth in Section 7.3.

“Distribution” has the meaning set forth in the recitals hereof.

“Distribution Date” means the date on which the Distribution occurs.

“Due Date” has the meaning set forth in Section 4.4.

“Effective Time” means the time at which the Distribution is effected on the Distribution Date.

“Employing Party” means the Company whose Group includes any entity that is required under applicable Tax law to satisfy, jointly or otherwise, any Tax withholding and reporting obligations with respect to any employee, independent contractor or director compensation attributable to any Compensatory Equity Interests.

“Exchange Offer” has the meaning given to such term in the Reorganization Agreement.

“Final Determination” means a “determination” within the meaning of Section 1313(a) of the Code or any similar provision of state or local Tax Law.

“GLIB Subsidiaries” means the Subsidiaries of Splitco at the effective time of the Auto Conversion.

“Group” means the Distributing Group or the Splitco Group, as the context requires.

“Income Tax” means all Taxes (i) based upon, measured by, or calculated with respect to, net income, net profits or deemed net profits (including any capital gains Tax, minimum Tax based upon, measured by, or calculated with respect to, net income, net profits or deemed net profits, any Tax on items of Tax preference and depreciation recapture or clawback, but not including sales, use, real or personal property, gross or net receipts, gross profits, transfer and similar Taxes), (ii) imposed by a foreign country which qualify under Section 903 of the Code or (iii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise and occupation Taxes) if such Taxes may be based upon, measured by, or calculated with respect to one or more bases described in clause (i) above.

“Income Tax Benefit” means a Tax Item which decreases the Income Tax liability of a taxpayer, including a Tax Refund of any Income Taxes.

“Interactive Group” has the meaning given to such term in Distributing’s restated certificate of incorporation as in effect at the Issue Record Date.

“Interactive Market Capitalization” means the product obtained by multiplying the VWAP of the Series A Liberty Interactive Common Stock by the number of shares of Liberty Interactive Common Stock outstanding immediately following the Recapitalization.

“Interest Rate” means the Rate determined below, as adjusted as of each Interest Rate Determination Date. The “Rate,” means, with respect to each period between two consecutive Interest Rate Determination Dates, a rate determined at approximately 11:00 a.m., London time, two London business days before the earlier Interest Rate Determination Date equal to the greater of: (x) the sum of (i) the six month dollar LIBOR rate as displayed on page “LR” of Bloomberg (or such other appropriate page as may replace such page), plus (ii) 2%, and (y) the interest rate that would be applicable at such time to a “large corporate underpayment” (within the meaning of Section 6621(c) of the Code) under Sections 6601 and 6621 of the Code. Interest will be calculated on the basis of a year of 365 days and the actual number of days for which due.

“Interest Rate Determination Date” means the Due Date and each March 31, June 30, September 30 and December 31 thereafter.

“IRS” means the Internal Revenue Service.

“Issue Date Exchangeable Debentures” means the 3.125% Exchangeable Senior Debentures due 2023 issued by Liberty LLC, the 2029 Exchangeables, the 2030 Exchangeables, the 2031 3.25% Exchangeables, and the 2031 3.5% Exchangeables that were outstanding on the Issue Record Date.

“Issue Date Senior Notes and Debentures” means the senior notes and debentures of Liberty LLC that were outstanding on the Issue Record Date, other than any Issue Date Exchangeable Debentures.

“Issue Record Date” means 5:00 p.m., New York City time, on August 9, 2012.

“issuing corporation” has the meaning set forth in Section 3.4(e).

“Joint Claim” means any pending or threatened Tax Contest, claim, action, suit, investigation or proceeding brought by a third party relating to (w) any Transaction Taxes or any Transaction Tax-Related Losses, (x) any LEXE Transaction Taxes or any LEXE Tax-Related Losses, (y) any CHUB Transaction Taxes or any CHUB Tax-Related Losses, or (z) any LTRIP Transaction Taxes or any LTRIP Tax-Related Losses, in each case, for which one Company is or may be indemnified by the other Company under Section 7.

“LEXE” means Liberty Expedia Holdings, Inc., a Delaware corporation.

“LEXE  Opinion”  means  the  opinion  delivered  by  Tax  Counsel to Distributing in connection with the LEXE Transaction to the effect that the LEXE Transaction will qualify as a tax-free transaction described under Sections 368(a)(1)(D), 355, and 361 of the Code to Distributing and the holders of Liberty Ventures Common Stock (except with respect to the receipt of cash in lieu of fractional shares).

“LEXE Tax Materials” means (i) the representation letters delivered to Tax Counsel in connection with the delivery of the LEXE Opinion, and (ii) any other materials delivered by Distributing, LEXE and others in connection with the rendering by Tax Counsel of the LEXE Opinion.

“LEXE Tax-Related Losses” mean any Losses resulting from the failure of (i) the “Restructuring” (as defined in the LEXE Tax Sharing Agreement) to qualify in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to Distributing, LEXE and each of their respective Subsidiaries immediately prior to the “Distribution” (as defined in the LEXE Tax Sharing Agreement), (ii) the LEXE Transaction to qualify as a tax-free transaction described under Sections 368(a)(1)(D), 355 and 361 of the Code (except with respect to the receipt of cash in lieu of fractional shares), or (iii) the LEXE Transaction to qualify in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to Distributing, LEXE, each of their respective Subsidiaries at the “Effective Time” (as defined in the LEXE Tax Sharing Agreement), and the holders of Liberty Ventures Common Stock that received stock of LEXE in the LEXE Transaction (except with respect to the receipt of cash in lieu of fractional shares).

“LEXE Tax Sharing Agreement” means the Tax Sharing Agreement dated as of November 4, 2016, by and among Distributing and LEXE.

“LEXE Transaction” means the “Contribution” and the “Distribution,” in each case as such terms are defined in LEXE Tax Sharing Agreement.

“LEXE Transaction Taxes” means any Taxes resulting from the “Restructuring” (as defined in the LEXE Tax Sharing Agreement) and the LEXE Transaction.

“Liberty LLC” means Liberty Interactive LLC, a Delaware limited liability company.

“Liberty Interactive Common Stock” means the Series A Liberty Interactive Common Stock and Series B Liberty Interactive Common Stock.

“Liberty Ventures Common Stock” means the Series A Liberty Ventures Common Stock and Series B Liberty Ventures Common Stock.

“Losses” means any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder); provided, however, that “Losses” shall exclude any special or punitive damages; provided, further, that the foregoing proviso will not be interpreted to limit indemnification for Losses incurred as a result of the assertion by a claimant (other than the parties hereto and their successors and assigns) in a third-party claim for special or punitive damages.

“LTRIP” means Liberty TripAdvisor Holdings, Inc., a Delaware corporation.

“LTRIP IRS Submissions” means the request for rulings, dated August 15, 2013, filed by Distributing with the IRS in connection with the LTRIP Transaction, and each supplemental submission and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining the LTRIP Ruling.

“LTRIP Opinion” means the opinion delivered by Baker Botts L.L.P. to Distributing in connection with the LTRIP Transaction to the effect that the LTRIP Transaction will qualify as a tax-free transaction described under Sections 368(a)(1)(D), 355, and 361 of the Code to Distributing and the holders of Liberty Ventures Common Stock.

“LTRIP Ruling” means PLR 201435005 issued to Distributing in connection with the LTRIP Transaction.

“LTRIP Tax Materials” means (i) the LTRIP Ruling, (ii) each LTRIP IRS Submission, (iii) the representation letters delivered to Baker Botts L.L.P. in connection with the delivery of the LTRIP Opinion, and (iv) any other materials delivered by Distributing, LTRIP and others in connection with the rendering by Baker Botts L.L.P. of the LTRIP Opinion or the issuance by the IRS of the LTRIP Ruling.

“LTRIP Tax-Related Losses” mean any Losses resulting from the failure of (i) the “Restructuring” (as defined in the LTRIP Tax Sharing Agreement) to qualify in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to Distributing, LTRIP and each of their respective Subsidiaries immediately prior to the “Distribution” (as defined in the LTRIP Tax Sharing Agreement), (ii) the LTRIP Transaction to qualify as a tax-free transaction described under Sections 368(a)(1)(D), 355 and 361 of the Code, or (iii) the LTRIP Transaction to qualify in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to Distributing, LTRIP, each of their respective Subsidiaries at the “Effective Time” (as defined in the LTRIP Tax Sharing Agreement), and the holders of Liberty Ventures Common Stock that received stock of LTRIP in the LTRIP Transaction.

“LTRIP Tax Sharing Agreement” means the Tax Sharing  Agreement dated as of August 27, 2014, by and among Distributing and LTRIP.

“LTRIP Transaction” means the “Contribution” and the “Distribution,” in each case as such terms are defined in LTRIP Tax Sharing Agreement.

“LTRIP Transaction Taxes” means any Taxes resulting from the “Restructuring” (as defined in the LTRIP Tax Sharing Agreement) and the LTRIP Transaction.

“Non-Preparer” means the Company that is not responsible for the preparation and filing of the Combined Return or Separate Return, as applicable, pursuant to Section 3.

“Payment Date” means (x) with respect to any U.S. federal income tax return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (y) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Post-Distribution Period” means any Tax Year or other taxable period beginning after the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Year or other taxable period that ends on or before the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period through the end of the day on the Distribution Date.

“Pre-Issue Date Period” means any taxable period (or portion thereof) that ends on or before the Issue Record Date.

“Preparer” means the Company that is responsible for the preparation and filing of the Combined Return or Separate Return, as applicable, pursuant to Section 3.

“QVC Group” has the meaning given to such term in Distributing’s restated certificate of incorporation that was filed to effect the Redesignation.

“QVC Group Common Stock” means (i) Distributing’s Series A QVC Group Common Stock, Series B QVC Group Common Stock, and if and when issued, Series C QVC Group common stock, par value $.01 per share, (ii) for any taxable periods (or portions thereof) prior to the Redesignation, Distributing’s Series A Liberty Interactive Common Stock and Series B Liberty Interactive Common Stock, and (iii) any series or class of stock into which Distributing’s Series A, Series B, or Series C QVC Group common stock is redesignated, reclassified, converted or exchanged following the Effective Time.

“Reattribution” has the meaning given to such term in the Reorganization Agreement.

“Recapitalization” means the recapitalization of Distributing’s outstanding stock and distribution of Liberty Ventures Common Stock and Series A Rights that was effected at the Issue Record Date.

“Receiving Party” has the meaning set forth in Section 6.3.

“Redesignation” means the filing of Distributing’s restated certificate of incorporation on June 4, 2015 to, among other things, rename its “Interactive Group” as the “QVC Group” and rename its Series A

Liberty Interactive Common Stock and Series B Liberty Interactive Common Stock as its Series A QVC Group Common Stock and Series B QVC Group Common Stock, respectively.

“Reorganization Agreement” means the Agreement and Plan of Reorganization, dated as of April 4, 2017, by and among Distributing, Liberty LLC and Splitco.

“Respective Percentage” means (i) in the case of Distributing, the percentage derived by multiplying 100 by the quotient obtained by dividing the Interactive Market Capitalization by the Aggregate Market Capitalization, and (ii) in the case of Splitco, the percentage derived by multiplying 100 by the quotient obtained by dividing the Ventures Market Capitalization by the Aggregate Market Capitalization.

“Securities Exchange” means the exchange of Splitco Charter Exchangeable Debentures for the 2046 Exchangeables pursuant to the Exchange Offer.

“Separate Return” means any Tax Return that is not a Combined Return.

“Series A Liberty Interactive Common Stock” means Distributing’s Series A Liberty Interactive common stock, par value $0.01 per share, prior to such stock’s redesignation as Series A QVC Group Common Stock.

“Series A Liberty Ventures Common Stock” means Distributing’s Series A Liberty Ventures common stock, par value $0.01 per share.

“Series A QVC Group Common Stock” means Distributing’s Series A QVC Group common stock, par value $0.01 per share.

“Series A Rights” means rights to acquire Series A Liberty Ventures Common Stock that were issued by Distributing in connection with the Recapitalization.

“Series B Liberty Interactive Common Stock” means Distributing’s Series B Liberty Interactive common stock, par value $0.01 per share, prior to such stock’s redesignation as Series B QVC Group Common Stock.

“Series B Liberty Ventures Common Stock” means Distributing’s Series B Liberty Ventures common stock, par value $0.01 per share.

“Series B QVC Group Common Stock” means Distributing’s Series B QVC Group common stock, par value $0.01 per share.

“Splitco” has the meaning set forth in the preamble hereof.

“Splitco Acquired Subsidiary” has the meaning set forth in Section 2.2(n).

“Splitco Business” means:  (i) with respect to any Pre-Issue Date Period, the assets, liabilities, and businesses of Distributing and its Subsidiaries attributed to the Ventures Group as of the Issue Record Date during such Tax Year (or portion thereof), (ii) with respect to any Tax Year (or portion thereof) beginning after the Issue Record Date and ending at or before the Effective Time, the assets, liabilities and businesses of Distributing and its Subsidiaries that were tracked during such Tax Year (or portion thereof), and only for so long as so tracked, by the Liberty Ventures Common Stock (including any equity or debt interests in any entities so tracked); and (iii) with respect to any  Tax  Year  (or  portion  thereof)  beginning  after  the  Effective  Time,  the  assets, liabilities, and businesses of the Splitco Group during such Tax Year (or portion thereof).

“Splitco Charter Exchangeable Debentures” means the “Company Charter Exchangeable Debentures,” as such term is defined in the Reorganization Agreement.

“Splitco Group” means, with respect to any Tax Year (or portion thereof) beginning after the Effective Time, Splitco and each Subsidiary of Splitco (but only while such Subsidiary is a Subsidiary of Splitco).

“Splitco Indemnitees” has the meaning set forth in Section 7.2.

“Splitco Section 355(e) Event” means the application of Section 355(e) of the Code to the Distribution as a result of the Distribution being “part of a plan (or series of related transactions) pursuant to which 1 or more persons acquire directly or indirectly stock representing a 50-percent or greater interest” in Splitco or any successor corporation (within the meaning of Section 355(e) of the Code).

“Splitco Stock” means Splitco’s Class A-1 common stock, Class B-1 common stock, Class A common stock, Class B common stock, Series A cumulative redeemable preferred stock, and if and when issued, Class C common stock, and any series or class of stock into which Splitco’s Class A-1, Class B-1, Class A, Class B, or Class C common stock or Series A cumulative redeemable preferred stock is redesignated, reclassified, converted or exchanged following the Effective Time.

“Straddle Period” means any Taxable period commencing on or prior to, and ending after, the Distribution Date.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation, partnership, or limited liability company) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority voting interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Tax” or “Taxes” means any net income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, employment, unemployment, Medicare, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit” means a Tax Item which decreases the Tax liability of a taxpayer, including a Tax Refund.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose, potential or effect of redetermining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

“Tax Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction, credit or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Materials” means the representation letters delivered to Tax Counsel in connection with the delivery of the Tax Opinion, and any other materials delivered or deliverable by Distributing, Splitco and others in connection with the rendering by Tax Counsel of the Tax Opinion.

“Tax Opinion” means the opinion to be delivered by Tax Counsel to Distributing in connection with the Distribution to the effect that, under applicable U.S. federal income tax law, (i) the Auto Conversion will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (ii) the Contribution and the Distribution, taken together, will qualify as a tax-free transaction described under Sections 368(a)(1)(D), 355 and 361 of the Code; (iii) no income, gain or loss will be recognized by Distributing upon the receipt of Splitco Stock in the Contribution or the distribution of Splitco Stock pursuant to the Distribution; (iv) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Ventures Common Stock upon the exchange of their shares of Liberty Ventures Common Stock for shares of Splitco Stock pursuant to the Distribution; and (v) no income, gain or loss will be recognized by Distributing upon the receipt of Splitco Charter Exchangeable Debentures in the Contribution or the Securities Exchange.

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Refund” means a refund of Taxes previously paid and any overpayment interest within the meaning of Section 6611 of the Code or any similar provision under applicable Tax Law (whether paid by way of a refund or credited against any liability for related Taxes).

“Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Sharing Payable” has the meaning given to such term in Section 2.1(c)(i).

“Tax Sharing Receivable” has the meaning given to such term in Section 2.1(c)(ii).

“Tax Year” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Tracking Stock Taxes and Losses” means any Taxes and Losses resulting from (i) the Recapitalization failing to qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) the treatment, for U.S. federal income tax purposes with respect to any taxable period (or portion thereof) ending on or before the date of the Distribution, of the QVC Group Common Stock or the Liberty Ventures Common Stock as other than stock of our company, (iii) the treatment, for U.S. federal income tax purposes, of the Series A Rights as other than rights issued by Distributing to acquire stock of Distributing, (iv) the treatment of the QVC Group Common Stock, the Liberty Ventures Common Stock or the Series A Rights as Section 306 stock within the meaning of Section 306(c) of the Code with respect to any Pre-Distribution Period, (v) the actual or deemed disposition or exchange of any assets or liabilities of our company and our subsidiaries for U.S. federal income tax purposes caused by the Recapitalization, (vi) any income, gain or loss recognized by the stockholders of Distributing for U.S. federal income tax purposes resulting from the Recapitalization (except with respect to the receipt of cash in lieu of fractional shares of Liberty Ventures common stock) or (vii) the 2014 Reattribution and Dividend.

“Transaction Taxes” means any Taxes resulting from the Transactions, other than Transfer Taxes.

“Transaction Tax-Related Losses” means any Losses resulting from the Transactions as a result of the failure of (i) the Reattribution to qualify in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to Distributing, Splitco and each of their respective Subsidiaries immediately prior to the Distribution; (ii) the Contribution and Distribution to qualify as a tax-free transaction described under Sections 368(a)(1)(D), 355 and 361 of the Code; (iii) the Contribution and Distribution to qualify in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to Distributing, Splitco, each of their respective Subsidiaries at the Effective Time, and the holders of Liberty Ventures Common Stock that receive stock of Splitco in the Distribution; or (iv) the Securities Exchange to qualify in whole for nonrecognition of income, gain or loss to Distributing and each of its Subsidiaries. For the avoidance of doubt, “Transaction Tax-Related Losses” shall not include any Transfer Taxes.

“Transactions” means the Reattribution, the Contribution, the Distribution and the Securities Exchange.

“Transfer Taxes” means all U.S. federal, state, local or foreign sales, use, privilege, transfer, documentary, gains, stamp, duties, recording, and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any party hereto or any of its Affiliates in connection with the Transactions.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

“Ventures Group” has the meaning given to such term in Distributing’s restated certificate of incorporation as in effect at the Issue Record Date.

“Ventures Market Capitalization” means the product obtained by multiplying the VWAP of the Series A Liberty Ventures Common Stock by the number of shares of Liberty Ventures Common Stock outstanding immediately following the Recapitalization.

“VWAP” means, (i) in the case of the Series A Liberty Interactive Common Stock, a price per share of Series A Liberty Interactive Common Stock equal to the volume-weighted average price of the shares of Series A Liberty Interactive Common Stock over the first three trading days following the commencement of regular way trading of the Series A Liberty Interactive Common Stock after the Issue Record Date as determined by reference to the screen entitled “LINTA<EQUITY> AQR SEC” as reported by Bloomberg L.P. (without regard to pre-open or after hours trading outside of any regular trading session for such trading days), and (ii) in the case of the Series A Liberty Ventures Common Stock, a price per share of Series A Liberty Ventures Common Stock equal to the volume-weighted average price of the shares of Series A Liberty Ventures Common Stock over the first three trading days following the commencement of regular way trading of the Series A Liberty Ventures Common Stock after the Issue Record Date as determined by reference to the screen entitled “LVNTA<EQUITY> AQR SEC” as reported by Bloomberg L.P. (without regard to pre- open or after hours trading outside of any regular trading session for such trading days).

SECTION 2.        Allocation of Tax Liabilities, Tax Benefits and Certain Losses.

2.1          Liability for and the Payment of Taxes. Except as provided in Section 3.4(e) (Withholding and Reporting) and Section 7.5 (Notices) and in accordance with Section 4:

(a)           Distributing Liabilities and Payments. For any Tax Year (or portion thereof), Distributing shall (i) be liable for the Taxes (determined without regard to Tax Benefits) allocated to it by this Section 2, reduced by any Tax Benefits allocated to Distributing or Splitco that are allowable under applicable Tax Law to reduce such Taxes, (ii) pay such Taxes, as so reduced, either to the applicable Tax Authority or to Splitco as required by Section 4, and (iii) pay Splitco for any Tax Benefits allocated to Splitco by this Section 2 that Distributing uses to reduce Taxes payable by it pursuant to clause (ii) of this Section 2.1(a).

(b)           Splitco Liabilities and Payments. For any Tax Year (or portion thereof), Splitco shall (i) be liable for the Taxes (determined without regard to Tax Benefits) allocated to it by this Section 2, reduced by any Tax Benefits allocated to Distributing or Splitco that are allowable under applicable Tax Law to reduce such Taxes, (ii) pay such Taxes, as so reduced, either to the applicable Tax Authority or to Distributing as required by Section 4, and (iii) pay Distributing for any Tax Benefits allocated to Distributing by this Section 2 that Splitco uses to reduce Taxes payable by it pursuant to clause (ii) of this Section 2.1(b).

(c)           Certain Tax Sharing Payments.

(i)            To the extent that Distributing has any obligation or liability to make any payment (including any indemnification payment) to any Person pursuant to the terms of the LEXE Tax Sharing Agreement, the CHUB Tax Sharing Agreement, or the LTRIP Tax Sharing Agreement (a “Tax Sharing Payable”) in respect of any Taxes or Losses (including LEXE Transaction Taxes, LEXE Tax-Related Losses, CHUB Transaction Taxes, CHUB Tax-Related Losses, LTRIP Transaction Taxes and LTRIP Tax-Related Losses) that are allocated to Splitco pursuant to this Section 2 (and which Taxes or Losses have not otherwise been taken into account in determining the amount of a payment obligation of Splitco to Distributing pursuant to Section 2.1(b)), then Splitco shall be liable for, and responsible for the payment of, such Tax Sharing Payable either to such Person or to Distributing.

(ii)           To the extent that Distributing has the right to receive any payment (including any indemnification payment) from any Person pursuant to the terms of the LEXE Tax Sharing Agreement, the CHUB Tax Sharing Agreement or the LTRIP Tax Sharing Agreement (a “Tax Sharing Receivable”) in respect of any Tax Benefits allocated to Splitco pursuant to this Section 2 (and which Tax Benefits have not otherwise been taken into account in determining a payment amount between Distributing and Splitco pursuant to Section 2.1(a) or (b)), then Splitco shall be entitled to receive such Tax Sharing Receivable, and Distributing shall pay to Splitco any Tax Sharing Receivable that it has received.

(d)           Use of Tax Benefits. For purposes of Section 2.1(a)(i), (x) Distributing shall reduce Taxes allocated to it with any Tax Benefits allocated to Distributing that are allowable under applicable Tax Law in the same Tax Year prior to reducing such Taxes with any Tax Benefits allocated to Splitco, and (y) Distributing shall reduce Taxes allocated to it by Tax Benefits allocated to Splitco only to the extent such Tax Benefits are not taken into account by Splitco pursuant to Section 2.1(b)(i) in the same Tax Year. For purposes of Section

2.1(b)(i), (x) Splitco shall  reduce  Taxes allocated to it with any Tax Benefits allocated to Splitco that are allowable under applicable Tax Law in the same Tax Year prior to reducing such Taxes with any Tax Benefits allocated to Distributing, and (y) Splitco shall reduce Taxes allocated to it by Tax Benefits allocated to Distributing only to the extent such Tax Benefits are not taken into account by Distributing pursuant to Section 2.1(a)(i) in the same Tax Year.

2.2          Allocation Rules. For purposes of Section 2.1:

(a)           General Rule. Except as otherwise provided in this Section 2.2, Taxes (determined without regard to Tax Benefits) for any Tax Year (or portion thereof) shall be allocated between Splitco and Distributing in proportion to the taxable income or other applicable items attributable to or arising from the respective Splitco Business and Distributing Business (as so defined for such Tax Year or portion thereof) that contribute to such Taxes, and Tax Benefits for any Tax Year (or portion thereof) shall be allocated between Splitco and Distributing in proportion to the losses, credits, or other applicable items attributable to or arising from the respective Splitco Business and Distributing Business (as so defined for such Tax Year or portion thereof) that contribute to such Tax Benefits.

(b)           Transaction Taxes and Transaction Tax-Related Losses.

(i)            Distributing shall be allocated all Transaction Taxes and Transaction Tax-Related Losses other than any Transaction Taxes and Transaction Tax-Related Losses allocated to Splitco pursuant to clause (ii) of this Section 2.2(b).

(ii)           Splitco shall be allocated any  Transaction  Taxes and Transaction Tax-Related Losses that (x) result primarily from, individually or in the aggregate, any breach by Splitco of any of its covenants set forth in Section 7.1 hereof, or (y) result from a Splitco Section 355(e) Event.

(c)           LEXE Transaction Taxes and LEXE Tax-Related Losses.

(i)            Splitco shall be allocated all LEXE Transaction Taxes and LEXE Tax-Related Losses other than any LEXE Transaction Taxes and LEXE Tax-Related Losses allocated to Distributing pursuant to clause (ii) of this Section 2.2(c).

(ii)           Distributing shall be allocated any LEXE Transaction Taxes and LEXE Tax-Related Losses that result primarily from, individually or in the aggregate, any breach by Distributing of any of its covenants set forth in Section 7.1 hereof.

(d)           CHUB Transaction Taxes and CHUB Tax-Related Losses.

(i)            Splitco shall be allocated all CHUB Transaction Taxes and CHUB Tax-Related Losses other than any CHUB Transaction Taxes and CHUB Tax-Related Losses allocated to Distributing pursuant to clause (ii) of this Section 2.2(d).

(ii)           Distributing shall be allocated any CHUB Transaction Taxes and CHUB Tax-Related Losses that result primarily from, individually or in the aggregate, any breach by Distributing of any of its covenants set forth in Section 7.1 hereof.

(e)           LTRIP Transaction Taxes and LTRIP Tax-Related Losses.

(i)            Splitco shall be allocated all LTRIP Transaction Taxes and LTRIP Tax-Related Losses other than any LTRIP Transaction Taxes and LTRIP Tax-Related Losses allocated to Distributing pursuant to clause (ii) of this Section 2.2(e).

(ii)           Distributing shall be allocated any LTRIP Transaction Taxes and LTRIP Tax-Related Losses that result primarily from, individually or in the aggregate, any breach by Distributing of any of its covenants set forth in Section 7.1 hereof.

(f)            Taxes and Losses with Respect to Tracking Stock.

(i)            Distributing and Splitco shall each be allocated their Respective Percentage of any Tracking Stock Taxes and Losses, other than any Tracking Stock Taxes and Losses allocated to Distributing pursuant to clause (ii) of this Section 2.2(f) or to Splitco pursuant to clause (iii) of this Section 2.2(f).

(ii)           Distributing shall be allocated any Tracking Stock Taxes and Losses that result from (x) “deferred intercompany transactions” or “excess loss accounts” (as those terms are defined by applicable Treasury Regulations) triggered by the actual or deemed disposition of any assets referred to in clause (v) of the definition of “Tracking Stock Taxes and Losses” that form a part of the Distributing Business, and (y) any actual or deemed exchange or disposition of any Issue Date Senior Notes and Debentures for Tax purposes.

(iii)          Splitco shall be allocated any Tracking Stock Taxes and Losses that result from (x) “deferred intercompany transactions” or “excess loss accounts” (as those terms are defined by applicable Treasury Regulations) triggered by the actual or deemed disposition of any assets referred to in clause (v) of the definition of “Tracking Stock Taxes and Losses” that form a part of the Splitco Business, and (y) any actual or deemed exchange or disposition of any Issue Date Exchangeable Debentures for Tax purposes.

(g)           TripAdvisor Spin-off.  Splitco shall be allocated any Taxes and Tax Items resulting from Expedia, Inc.’s spin-off of TripAdvisor, Inc.

(h)           Exchangeable Debentures. Taxes and Tax Items resulting from any cancellation of indebtedness income recognized, or income recognized under the Treasury Regulations applicable to contingent payment debt instruments, with respect to Liberty LLC’s 2029 Exchangeables, 2030 Exchangeables, 2031 3.5% Exchangeables, 2043 Exchangeables and 2046 Exchangeables that are reattributed in the Reattribution which are recognized during any Tax Year (or portion thereof) (x) ending on or before the date of the Reattribution shall be allocated to Splitco, and (y) beginning after the date of the Reattribution shall be allocated to Distributing.

(i)            COD Income. Taxes and  Tax  Items  resulting from  an aggregate of approximately $846.2 million in net taxable income to be recognized ratably in Tax Years 2014 through 2018 for income tax purposes as a result of the cancellation in April 2009 of $400 million in principal amount of the 2029 Exchangeables and $350 million in principal amount of the 2030 Exchangeables and the cancellation in March 2009 of $10 million in principal amount of the 2031 3.25% Exchangeables that are recognized during any Tax Year (or portion thereof) (i) ending on or before the date of the Reattribution shall be allocated to Splitco, and (y) beginning after the date of the Reattribution shall be allocated to Distributing.

(j)            Carryovers or Carrybacks of Tax Benefits. If any Tax Item allocable to the Splitco Business in a Tax Year is carried forward or back and utilized as a Tax Benefit in another Tax Year, then, except as provided in Section 2.2(k), the resulting Tax Benefit shall be allocated to Splitco. If any Tax Item allocable to the Distributing Business in a Tax Year is carried forward or back and utilized as a Tax Benefit in another Tax Year, the resulting Tax Benefit shall be allocated to Distributing.

(k)           Splitco Carrybacks from Post-Distribution Period. If, pursuant to Section 3.4(d), any Tax Item allocable to Splitco in a Tax Year beginning in the Post-Distribution Period is carried back and generates a Tax Benefit on a Combined Return filed with respect to a Tax Year beginning in the Pre-Distribution Period, then, notwithstanding Section 2.2(j), any resulting Tax Benefit shall be allocated to Distributing to the extent, if any, that the carryback of such Tax Item increases the Taxes otherwise allocable to Distributing or reduces the amount of Tax Benefits allocable to Distributing that otherwise could be used with respect to such Tax Year.

(l)            Compensatory Equity Interests and Employee Benefits.

(i)            Pre-Distribution Period.  For any Pre-Distribution Period: (u) Taxes and Tax Items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any series of QVC Group  Common  Stock  or  in  any  Person  that  was  owned  directly  or  indirectly  by Distributing prior to the Distribution during a period that such Person is or was tracked by the QVC Group Common Stock or that is acquired, directly or indirectly by Distributing following the Distribution shall be allocated to Distributing, (v) Taxes and Tax Items (other than any such Taxes and Tax Items which are required to be paid by, or are permitted to be claimed by, LEXE under the LEXE Tax Sharing Agreement, CHUB under the CHUB Tax Sharing Agreement, or LTRIP under the LTRIP Tax Sharing Agreement) arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any class or series of Liberty Ventures Common Stock or in any Person that was owned directly or indirectly by Distributing prior to the Distribution during a period that such Person is or was tracked by the Liberty Ventures Common Stock or that is acquired, directly or indirectly by Splitco following the Distribution shall be allocated to Splitco, (w) Taxes and Tax Items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any class or series of Liberty Ventures Common Stock, or in any Person that was owned directly or indirectly by Distributing prior to the Distribution during a period that such Person is or was tracked by the Liberty Ventures Common Stock, that are required to be paid by, or are permitted to be claimed by, LEXE under the LEXE Tax Sharing Agreement, CHUB under the CHUB Tax Sharing Agreement, or LTRIP under the LTRIP Tax Sharing Agreement shall be allocated to (A) Splitco for the portion of the Pre-Distribution Period ending on the date of the Reattribution and (B) Distributing for the portion of the Pre-Distribution Period beginning on the day after the Reattribution, (x) Taxes and Tax Items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any class or series of stock of LEXE,

CHUB, or LTRIP shall be allocated to (A) Splitco for the portion of the Pre-Distribution Period ending on the date of the Reattribution and (B) Distributing for the portion of the Pre-Distribution Period beginning on the day after the Reattribution, (y) Taxes and Tax Items arising in any Pre-Issue Date Period from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any class or series of Distributing stock or in any Person that was owned, directly or indirectly, by Distributing during such Pre-Issue Date Period shall be allocated to Distributing, and (z) any other Taxes or Tax Items related to employee, independent contractor or director compensation or employee benefits shall be allocated to Distributing to the extent that the Distributing Business is or was responsible for the underlying obligation and to Splitco to the extent that the Splitco Business is or was responsible for the underlying obligation.

(ii)           Post-Distribution Period. For any Post-Distribution Period: (v) Taxes and Tax Items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any class or series of QVC Group Common Stock or  in any  member  of the  Distributing Group shall  be allocated to Distributing, (w) Taxes and Tax Items (other than any such Taxes and Tax Items which are required to be paid by, or are permitted to be claimed by, LEXE under the LEXE Tax Sharing Agreement, CHUB under the CHUB Tax Sharing Agreement, or LTRIP under the LTRIP Tax Sharing Agreement) arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any class or series of Splitco Stock or in any member of the Splitco Group shall be allocated to Splitco, (x) Taxes and Tax Items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any class or series of Splitco Stock or in any member of the Splitco Group shall be allocated to Distributing if such Taxes or Tax Items are required to be paid by, or are permitted to be claimed by, LEXE under the LEXE Tax Sharing Agreement, CHUB under the CHUB Tax Sharing Agreement, or LTRIP under the LTRIP Tax Sharing Agreement, (y) Taxes and Tax Items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any class or series of stock of LEXE, CHUB, or LTRIP shall be allocated to Distributing, and (z) any other Taxes or Tax Items related to employee, independent contractor or director compensation or employee benefits shall be allocated to Distributing to the extent that the Distributing Business is or was responsible for the underlying obligation and to Splitco to the extent that the Splitco Business is or was responsible for the underlying obligation.

(m)          Alternative Minimum Tax Credit. Any credit arising in any Tax Year (or portion thereof) from the payment of any alternative minimum consolidated federal tax liability on any Combined Return shall be allocated between Distributing and Splitco in a manner that offsets the excess of the net payment or payments previously made by each Company pursuant to this Agreement in respect of such Combined Return over the net payment or payments that would have been made by such Company pursuant to this Agreement in respect of such Combined Return if no alternative minimum consolidated federal tax liability had been owed with respect to such Combined Return. For purposes of this Section 2.2(m), net payments received shall be treated as a negative amount of net payments made.

(n)           Acquired Subsidiaries. If any Person becomes a Subsidiary of any member of the Splitco Group in any transaction after the Distribution (and such Person was not a member of the Splitco Group or the Distributing Group prior to such transaction) (a “Splitco

Acquired Subsidiary”), then any Taxes and Tax Items of such Splitco Acquired Subsidiary for any Tax Year (or portion thereof) ending on or prior to the date of such transaction shall be allocated to Splitco. If any Person becomes a Subsidiary of any member of the Distributing Group in any transaction after the Distribution (and such Person was not a member of the Splitco Group or the Distributing Group prior to such transaction) (a “Distributing Acquired Subsidiary”), then any Taxes and Tax Items of such Distributing Acquired Subsidiary for any Tax Year (or portion thereof) ending on or prior to the date of such transaction shall be allocated to Distributing.

(o)           Splitco. Any Taxes and Tax Items of Splitco and the GLIB Subsidiaries attributable to any Tax Year (or portion thereof) ending at or before the Effective Time shall be allocated to Splitco.

(p)           Transfer Taxes. All Transfer Taxes shall be allocated 50% to Distributing and 50% to Splitco.

(q)           Pre-Issue Date Period. Except as provided in  Section 2.2(f), (g), (h), (j), (l), (n), or (o), Distributing shall be allocated all Income Taxes and Income  Tax  Benefits  attributable  to  or  arising  from  the  Splitco  Business  and  the Distributing Business that are reported on any Tax Return for any Pre-Issue Date Period that would be a Combined Return if determined without regard to this Section 2.2(q).

SECTION 3.        Preparation and Filing of Tax Returns.

3.1          Combined  Returns.  Except  as  otherwise  provided  in  this Section 3:

(a)           Preparation of Combined Returns. Distributing shall be responsible for preparing and filing (or causing to be prepared and filed) all Combined Returns for any Tax Year.

3.2          Separate Returns. Except as otherwise provided in this Section 3:

(a)           Tax Returns to be Prepared by Distributing. Distributing shall be responsible for preparing and filing (or causing to be prepared and filed) (i) all Separate Returns for a Tax Year beginning on or before the Distribution Date that include Tax Items of the Distributing Business, determined in accordance with the allocation rules of Section 2.2, and (ii) all Separate Returns for a Tax Year beginning after the Distribution Date that include one or more members of the Distributing Group.

(b)           Tax Returns to be Prepared by Splitco. Splitco shall be responsible for preparing and filing (or causing to be prepared and filed) (i) all Separate Returns for a Tax Year beginning on or before the Distribution Date that include Tax Items of the Splitco Business, determined in accordance with the allocation rules of Section 2.2, and (ii) all Separate Returns for a Tax Year beginning after the Distribution Date that include one or more members of the Splitco Group.

3.3          Provision of Information.

(a)           Distributing shall provide to Splitco, and Splitco shall provide to Distributing, any information about members of the Distributing Group or the Splitco Group, respectively, that the Preparer needs to determine the amount of Taxes due on any Payment Date with respect to a Tax  Return for which the  Preparer is responsible pursuant to Section 3.1 or 3.2 and to properly and timely file all such Tax Returns.

(b)           If a member of the Splitco Group supplies information to a member of the Distributing Group, or a member of the Distributing Group supplies information to a member of the Splitco Group, and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify, to the best of such officer’s knowledge, the accuracy of the information so supplied.

3.4          Special Rules Relating to the Preparation of Tax Returns.

(a)           General Rule. Except as otherwise provided in this Agreement, the Company responsible for filing (or causing to be filed) a Tax Return pursuant to Sections 3.1 or 3.2 shall have the exclusive right, in its sole discretion, with respect to such Tax Return to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) whether an amended Tax Return shall be filed, (iv) whether any claims for refund shall be made, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax and (vi) whether to retain outside firms to prepare or review such Tax Return.

(b)           Splitco Tax Returns. With respect to any Separate Return for which Splitco is responsible pursuant to Section 3.2(b):

(i)            Splitco may not take (and shall cause the members of the Splitco Group not to take) any positions that it knows, or reasonably should know, would adversely affect any member of the Distributing Group, except to the extent that the failure to take such position would be contrary to applicable Tax Law; and Splitco and the other members of the Splitco Group must (x) allocate Tax Items between such Separate Return for which Splitco is responsible and any related Combined Return for which Distributing is responsible that is filed with respect to the same Tax Year in a manner that is consistent with the reporting of such Tax Items on such related Combined Return and (y) make any applicable elections required under applicable Tax Law (including, without limitation, under Treasury Regulations Section 1.1502-76(b)(2)), necessary to effect such allocation.

(c)           Election to File Consolidated, Combined or Unitary Tax Returns. Distributing shall have the sole discretion of filing any Tax Return on a consolidated, combined or unitary basis, if such Tax Return would include at least one member of each Group and the filing of such Tax Return is elective under applicable Tax Law.

(d)           Filing Claims for Carrybacks. If a Tax Item allocable to Splitco is carried back from a Tax Year beginning in the Post-Distribution Period and generates a Tax Benefit on a Combined Return filed with respect to a Tax Year beginning in the Pre-Distribution Period, then, upon the request of Splitco, Distributing may, in its reasonable discretion,  file  a  claim for  refund arising  from such Tax Benefit. Any resulting Tax Benefit shall be allocated to Splitco pursuant to Section 2.2(j), except as otherwise provided by Section 2.2(k). For the avoidance of doubt, nothing in this Agreement imposes any obligation on Splitco to carry back any such Tax Items.

(e)           Withholding and Reporting. Following the Effective Time, in the event any Compensatory Equity Interests are settled (whether by issuance, exercise, vesting or otherwise) by the corporation that is the issuer or obligor under the Compensatory Equity Interest (the “issuing corporation”) or by another member of the Group to which the issuing corporation belongs, and if an Employing Party is not a member of the same Group as the issuing corporation, the Company whose Group includes the issuing corporation shall be responsible for withholding the appropriate amount of Taxes upon such settlement (or otherwise making satisfactory arrangements for such withholding) and shall promptly remit to such Employing Party or the applicable Tax Authority an amount in cash equal to the amount required to be withheld in respect of any withholding Taxes. In the application of this Agreement, the Company whose Group includes the issuing corporation shall indemnify such Employing Party for any such withholding Taxes, except to the extent that the Company whose Group includes the issuing corporation shall have remitted such amount to such Employing Party or to the applicable Tax Authority. Distributing shall promptly notify Splitco, and Splitco shall promptly notify Distributing, regarding the settlement of any Compensatory Equity Interest (whether by issuance, exercise, vesting or otherwise) to the extent that, as a result of such settlement, the other party may be entitled to a Tax Benefit or required to pay any Tax, or such information otherwise may be relevant to the preparation of any Tax Return or payment of any Tax by the other party.

SECTION 4.        Tax Payments.

4.1          Payment of Taxes to Tax Authority. Distributing shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1(a) or Section 3.2(a), and Splitco shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.2(b).

4.2          Indemnification Payments.

(a)           Tax Payments Made by the Distributing Group. If any member of the Distributing Group is required to make a payment to a Tax Authority for Taxes allocated to Splitco under this Agreement, Splitco shall pay the amount of Taxes allocated to it to Distributing not later than the later of (i) five business days after receiving notification requesting such amount, and (ii) one business day prior to the date such payment is required to be made to such Tax Authority.

(b)           Tax Payments Made by the Splitco Group. If any member of the Splitco Group is required to make a payment to a Tax Authority for Taxes allocated to

Distributing under this Agreement, Distributing shall pay the amount of Taxes allocated to it to Splitco not later than the later of (i) five business days after receiving notification requesting such amount, and (ii) one business day prior to the date such payment is required to be made to such Tax Authority.

4.3          Payments for Tax Refunds and Tax Benefits.

(a)           Tax Refund or Tax Benefit Received by Distributing Group. If a member of the Distributing Group receives a Tax Refund with respect to Taxes for which Splitco is liable hereunder or uses a Tax Benefit for which Splitco is entitled to reimbursement pursuant to clause (iii) of Section 2.1(a), Distributing shall pay to Splitco, within five business days following the receipt of the Tax Refund or the use of such Tax Benefit, an amount equal to such Tax Refund or Tax Benefit.

(b)           Tax Refund or Tax Benefit Received by Splitco Group. If a member of the Splitco Group receives a Tax Refund with respect to Taxes for which Distributing is liable hereunder or uses a Tax Benefit for which Distributing is entitled to reimbursement pursuant to clause (iii) of Section 2.1(b), Splitco shall pay to Distributing, within five business days following the receipt of the Tax Refund or the use of such Tax Benefit, an amount equal to such Tax Refund or Tax Benefit.

(c)           Rules Regarding Tax Benefits. For purposes of this Agreement, a Tax Benefit (other than a Tax Refund) shall be considered used or received (i) at the time the Tax Return is filed with respect to such Tax Benefit, or (ii) if no Tax Return is filed, (x) at the time a Tax Refund generated by use of such Tax Benefit is received or (y) if no Tax Refund is received, at the time the Tax would have been due in the absence of such Tax Benefit. The amount of such Tax Benefit shall be the amount by which Taxes are actually reduced by such Tax Benefit.

4.4          Interest on Late Payments. Payments pursuant to this Agreement that are  not  made by  the  date prescribed  in this  Agreement or,  if no such date is prescribed, not later than five business days after demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at the Interest Rate. Such interest will be payable at the same time as the payment to which it relates.

4.5          Initial Determinations and Subsequent Adjustments. The initial determination of the amount of any payment that one Company is required to make to another under this Agreement shall be made on the basis of the Tax Return as filed, or, if the Tax to which the payment relates is not reported in a Tax Return, on the basis of the amount of Tax initially paid to the Tax Authority. The amounts paid under this Agreement shall be redetermined, and additional payments relating to such redetermination shall be made, as appropriate, if as a result of an audit by a Tax Authority or for any other reason (x) additional Taxes to which such determination relates are subsequently paid, (y) a Tax Refund or a Tax Benefit relating to such Taxes is received or used, or (z) the amount or character of any Tax Item is adjusted or redetermined. Each payment required by the immediately preceding sentence (i) as a result of a payment of additional Taxes will be due five business days after the date on which the additional Taxes were paid or, if later, five business days after the date of a request from the other Company for the payment, (ii) as a result of the receipt or use of a Tax Refund or Tax Benefit will be due five business days after the Tax Refund or Tax Benefit was received or used, or (iii) as a result of an adjustment or redetermination of the amount or character of a Tax Item will be due five business days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either Company or any of their Subsidiaries. If a payment is made as a result of an audit by a Tax Authority which does not conclude the matter, further adjusting payments will be made, as appropriate, to reflect the outcome of subsequent administrative or judicial proceedings.

4.6          Tax Consequences of Payments. For all Tax purposes and to the extent permitted by applicable Tax Law, the parties hereto shall treat any payment made pursuant to this Agreement between the parties as a capital contribution or a distribution, as the case may be, immediately prior to the Distribution.

SECTION 5.        Assistance and Cooperation.

5.1          Cooperation. In addition to the obligations enumerated in Sections 3.3 and 7.7, Distributing and Splitco shall cooperate (and shall cause their respective Subsidiaries and Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the parties or their respective Subsidiaries or Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

SECTION 6.        Tax Records.

6.1          Retention of Tax Records. Each of Distributing and Splitco shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statutes of limitation, as extended, and (y) seven years after the Distribution Date.

6.2          Access to Tax Records. Splitco shall make available, and cause its Subsidiaries to make available, to members of the Distributing Group for inspection and copying the portion of any Tax Records in their possession that relate to a Pre- Distribution Period or Post-Distribution Period and which is reasonably necessary for the preparation of a Tax Return by a member of the Distributing Group or any of their Affiliates or with respect to any audit, litigation or other proceeding by a Tax Authority relating to such return. Distributing shall make available, and cause its Subsidiaries to make available, to members of the Splitco Group for inspection and copying the portion of any Tax Records in their possession that relates to a Pre-Distribution Period and which is reasonably necessary for the preparation of a Tax Return by a member of the Splitco Group or any of their Affiliates or with respect to any audit, litigation or other proceeding by a Tax Authority relating to such return.

6.3          Confidentiality. Each party hereby agrees that it will hold, and shall  use  its  reasonable  best  efforts  to  cause  its  officers,  directors,  employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and among the parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes or unless disclosure is compelled by a governmental authority. Information and documents of one party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 6.3 to the extent such information or document (i) is previously known to or in the possession of the other party or parties (the “Receiving Party”) and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the Receiving Party or (iii) is received from a third party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

6.4          Delivery of Tax Records. On or before the Distribution Date, Distributing shall provide to Splitco (to the extent not previously provided or held by any member of the Splitco Group on the Distribution Date) copies of (i) the Separate Returns of any member of the Splitco Group, (ii) the relevant portions of any other Tax Returns with respect to any member of the Splitco Group, and (iii) other existing Tax Records (or the relevant portions thereof) reasonably necessary to prepare and file any Tax Returns of, or with respect to, the members of the Splitco Group, or to defend or contest Tax matters relevant to the members of the Splitco Group, including in each case, all Tax Records related to Tax Items of the members of the Splitco Group and any and all communications or agreements with, or rulings by, any Tax Authority with respect to any member of the Splitco Group.

SECTION 7.        Restrictions on Certain Actions of Distributing and Splitco; Indemnity.

7.1          Restrictive Covenants.

(a)           General Restrictions. Following the Effective Time, Splitco shall not, and shall cause the members of the Splitco Group and their Affiliates not to, and Distributing shall not, and shall cause the members of the Distributing Group and their Affiliates not to, take any action that, or fail to take any action the failure of which, (i) would be inconsistent with the Contribution and Distribution qualifying, or would preclude the Contribution and Distribution from qualifying, as a tax-free transaction described under Sections 368(a)(1)(D), 355 and 361 of the Code, (ii) would cause Distributing, Splitco, any of their respective Subsidiaries at the Effective Time, or the holders of Liberty Ventures Common Stock that receive stock of Splitco in the Distribution, to recognize gain or loss, or otherwise include any amount in income, as a result of the Contribution and/or the Distribution for U.S. federal income tax purposes, (iii) would cause Distributing or any Subsidiary of Distributing to recognize gain or loss, or otherwise include any amount in income, as a result of the Reattribution or Securities Exchange for U.S. federal income tax purposes, (iv) would be inconsistent with the LEXE Transaction qualifying, or would preclude the LEXE Transaction from qualifying, as a tax-free transaction described under Sections 368(a)(1)(D), 355 and 361 of the Code (except with respect to cash received in lieu of fractional shares), (v) would cause Distributing, any Subsidiary of Distributing immediately prior to the LEXE Transaction, or the holders of Liberty Ventures Common Stock that received stock of LEXE in the LEXE Transaction to recognize gain or loss, or otherwise include any amount in income, as a result of the LEXE Transaction for U.S. federal income tax purposes (except with respect to cash received in lieu of fractional shares), (vi) would be inconsistent with the CHUB Distribution qualifying, or would preclude the CHUB Distribution from qualifying, as a tax-free transaction described under Section 355 of the Code (except with respect to cash received in lieu of fractional shares), (vii) would cause Distributing, any Subsidiary of Distributing immediately prior to the CHUB Distribution, or the holders of Liberty Ventures Common Stock that received stock of CHUB in the CHUB Distribution to recognize gain or loss, or otherwise include any amount in income, as a result of the CHUB Distribution for U.S. federal income tax purposes (except with respect to cash received in lieu of fractional shares), (viii) would be inconsistent with the LTRIP Transaction qualifying, or would preclude the LTRIP Transaction from qualifying, as a tax-free transaction described under Sections 368(a)(1)(D), 355 and/or 361 of the Code, or (ix) would cause Distributing, any Subsidiary of Distributing immediately prior to the LTRIP Transaction, or the holders of Liberty Ventures Common Stock that received stock of LTRIP in the LTRIP Transaction to recognize gain or loss, or otherwise include any amount in income, as a result of the LTRIP Transaction for U.S. federal income tax purposes.

(b)           Restricted Actions. Without limiting the provisions of Section 7.1(a) hereof, following the Effective Time, Splitco shall not, and shall cause the members of the Splitco Group and their Affiliates not to, and Distributing shall not, and shall cause the members of the Distributing Group and their Affiliates not to, take any action that, or fail to take any action the failure of which, (i) would be inconsistent with, or would cause any Person to be in breach of, any representation or covenant, or any material statement, made in the Tax Materials, the LEXE Tax Materials, the CHUB Tax Materials, or the LTRIP Tax Materials, or (ii) would be inconsistent with, or would cause Distributing to be in breach of, any representation or covenant made in the LEXE Tax Sharing Agreement, the CHUB Tax Sharing Agreement or the LTRIP Tax Sharing Agreement.

(c)           Reporting. Unless and until there has been a Final Determination to the contrary, each party agrees not to take any position on any Tax Return, in connection with any Tax Contest, or otherwise for Tax purposes that is inconsistent with the Tax Opinion.

7.2          Distributing Indemnity. Distributing agrees to indemnify and hold harmless each member of the Splitco Group and their respective directors, officers, employees, agents, successors and assigns (the “Splitco Indemnitees”) from and against any and all (without duplication) (a) Taxes, Tax Items, and Losses allocated to, and payments required to be made by, Distributing pursuant to Section 2, (b) Transaction Taxes and Transaction Tax-Related Losses allocated to Distributing pursuant to Section 2.2(b), (c) LEXE Transaction Taxes and LEXE Tax-Related Losses allocated to Distributing pursuant to Section 2.2(c), (d) CHUB Transaction Taxes and CHUB Tax- Related  Losses  allocated  to  Distributing  pursuant  to  Section  2.2(d),  (e)  LTRIP Transaction Taxes and LTRIP Tax-Related Losses allocated to Distributing pursuant to Section 2.2(e); (f) Tracking Stock Taxes and Losses allocated to Distributing pursuant to Section 2.2(f), (g) Taxes and Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Distributing contained in this Agreement, and (h) Losses, including reasonable out-of-pocket legal, accounting and other advisory and court fees and expenses, incurred in connection with the items described in clauses (a) through (g); provided, however, that notwithstanding clauses (a), (g) and (h) of this Section 7.2, Distributing shall not be responsible for, and shall have no obligation to indemnify or hold harmless any Splitco Indemnitee for, (x) any Transaction Taxes, Transaction Tax-Related Losses, LEXE Transaction Taxes, LEXE Tax-Related Losses, CHUB Transaction Taxes, CHUB Tax-Related Losses, LTRIP Transaction Taxes, LTRIP Tax-Related Losses, or Tracking Stock Taxes and Losses that are allocated to Splitco pursuant to Sections 2.2(b), (c), (d), (e) or (f), or (y) any Taxes or Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Splitco contained in this Agreement.

7.3          Splitco Indemnity. Splitco agrees to indemnify and hold harmless each member of the Distributing Group and their respective directors, officers, employees, agents, successors and assigns (the “Distributing Indemnitees”) from and against any and all (without duplication) (a) Taxes, Tax Items, and Losses allocated to, and payments required to be made by, Splitco pursuant to Section 2, (b) Transaction Taxes and Transaction Tax-Related Losses allocated to Splitco pursuant  to  Section 2.2(b), (c) LEXE Transaction Taxes and LEXE Tax-Related Losses allocated to Splitco pursuant to Section 2.2(c), (d) CHUB Transaction Taxes and CHUB Tax-Related Losses allocated to Splitco pursuant to Section 2.2(d), (e) LTRIP Transaction Taxes and LTRIP Tax-Related Losses allocated to Splitco pursuant to Section 2.2(e), (f) Tracking Stock Taxes and Losses allocated to Splitco pursuant to Section 2.2(f), (g) Taxes and Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Splitco contained in this Agreement, and (h) Losses, including reasonable out-of-pocket legal, accounting and other advisory and court fees, incurred in connection with the items described in clauses (a) through (g); provided, however, that notwithstanding clauses (a), (g) and (h) of this Section 7.3, Splitco shall not be responsible for, and shall have no obligation to indemnify or hold harmless any Distributing Indemnitee for, (x) any Transaction Taxes, Transaction Tax-Related Losses, LEXE Transaction Taxes, LEXE Tax-Related Losses, CHUB Transaction Taxes, CHUB Tax-Related Losses, LTRIP Transaction Taxes, LTRIP Tax-Related Losses, or Tracking Stock Taxes and Losses that are allocated to Distributing pursuant to Sections 2.2(b), (c), (d), (e) or (f), or (y) any Taxes or Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Distributing contained in this Agreement.

7.4          Scope. The provisions of this Section 7 are intended to be for the benefit of, and shall be enforceable by, each Distributing Indemnitee and its successors in interest and each Splitco Indemnitee and its successors in interest.

7.5          Notices of Tax Contests. Each Company shall provide prompt notice  to  the  other  Company  of  any  pending  or  threatened  Tax  audit,  assessment, proceeding or other Tax Contest or Joint Claim of which it becomes aware relating to Taxes, Losses or any other liabilities or amounts for which it is or may be indemnified by such other Company hereunder. Such notice shall contain (i) factual information (to the extent known) describing any asserted Tax liability or other claim in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority or third party in respect of any such matters, and (ii) the amount of such asserted Tax liability or other claim. Such notice shall be given within a reasonable period of time after notice thereof was received by such Company, but any failure to give timely notice shall not affect the indemnities given hereunder except, and only to the extent that, the indemnifying Company shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified Company shall deliver to the indemnifying Company such additional information with respect to such Tax Contest or Joint Claim in its possession that the indemnifying Company may reasonably request.

7.6          Control of Tax Contests Generally.

(a)           General Rule. Except as provided in Sections 7.6(b) and 7.8, each Company shall have full responsibility, control and discretion in handling, defending, settling or contesting any Tax Contest involving a Tax reported (or that, it is asserted, should have been reported) on a Tax Return for which such Company is responsible for preparing and filing (or causing to be prepared and filed) pursuant to Section 3 of this Agreement.

(b)           Non-Preparer Participation Rights. With respect to a Tax Contest (other than with respect to a Joint Claim) of any Tax Return which could result in a Tax liability for which the Non-Preparer may be liable under this Agreement or the reduction in any Tax Benefit to which the Non-Preparer may be entitled to under this Agreement, (i) the Non-Preparer shall, at its own cost and expense, be entitled to participate in such Tax Contest, (ii) the Preparer shall keep the Non-Preparer updated and informed, and shall consult with the Non-Preparer, (iii) the Preparer shall act in good faith with a view to the merits in connection with the Tax Contest, and (iv) the Preparer shall not settle or compromise such Tax Contest without the prior written consent of the Non-Preparer (which consent shall not be unreasonably withheld) if the settlement or compromise could have a more than de minimis impact on the Non-Preparer and the other members of its Group, taken as a whole.

7.7          Cooperation. The parties shall provide each other with all information relating to a Tax Contest or Joint Claim which is needed by the other party or parties to handle, participate in, defend, settle or contest the Tax Contest or Joint Claim. At the request of a party, the other party shall take any reasonable action (e.g., executing a power of attorney) that is necessary to enable the requesting party to exercise its rights under this Agreement in respect of a Tax Contest or Joint Claim. Splitco shall assist Distributing, and Distributing shall assist Splitco, in taking any commercially reasonable actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The indemnifying party shall reimburse the indemnified party for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 7.7.

7.8          Joint Claims. Distributing and Splitco will have the right to jointly control the defense, compromise or settlement of any Joint Claim; provided, however, that with respect to any Joint Claim arising under the LEXE Tax Sharing Agreement, the CHUB Tax Sharing Agreement or the LTRIP Tax Sharing Agreement (or otherwise subject to the indemnification provisions of the LEXE Tax Sharing Agreement, the CHUB Tax Sharing Agreement or the LTRIP Tax Sharing Agreement), Splitco’s rights to jointly control, or otherwise participate in the defense, compromise or settlement of, any such Joint Claim will be subject to the terms of the LEXE Tax Sharing Agreement, the CHUB Tax Sharing Agreement or the LTRIP Tax Sharing Agreement, as applicable. Distributing shall use reasonable efforts to provide Splitco with the right to jointly control with Distributing and otherwise participate in the defense, compromise or settlement of, any Joint Claim arising under the LEXE Tax Sharing Agreement, the CHUB Tax Sharing Agreement or the LTRIP Tax Sharing Agreement (or otherwise subject to the indemnification provisions of the LEXE Tax Sharing Agreement, the CHUB Tax Sharing Agreement or the LTRIP Tax Sharing Agreement), including taking action on behalf of Splitco (at the request of Splitco) to the extent any other party to the LEXE Tax Sharing Agreement, the CHUB Tax Sharing Agreement or the LTRIP Tax Sharing Agreement does not recognize Splitco’s ability to act thereunder; provided, however, that Distributing shall not be required to relinquish any rights that it has to control the defense, compromise or settlement of any such Joint Claim (other than to Splitco pursuant to the foregoing). No indemnified Company shall settle or compromise or consent to entry of any judgment with respect to any such Joint Claim without the prior written consent of the indemnifying Company, which consent may be withheld in the indemnifying Company’s sole discretion. No indemnifying Company shall settle or compromise or consent to entry of any judgment with respect to any such Joint Claim unless such settlement, compromise or consent (x) includes an unconditional release of the indemnified Company and (y) does not enjoin or restrict in any way the future actions or conduct of the indemnified Company (other than with respect to its performance hereunder).

7.9          Other Claims. In the event any Distributing Indemnitee should have a claim against Splitco, or any Splitco Indemnitee should have a claim against Distributing, under this Section 7 that does not involve a third party action, such indemnified Company (or Distributing on behalf of all Distributing Indemnitees  or Splitco on behalf of all Splitco Indemnitees, as applicable) shall as promptly as practicable notify the indemnifying Company of such claim, describing such claim and the factual basis thereof, the amount of such claim (if known) and the method of computation of such amount, all with reasonable particularity.

SECTION 8.        General Provisions.

8.1          Termination. This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been satisfied and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise.

8.2          Predecessors or Successors. Any reference to Distributing, Splitco, their respective Subsidiaries, or any other Person in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations Section 301.7701-3) of Distributing, Splitco, such Subsidiary, or such Person, respectively.

8.3          Expenses. Except as otherwise expressly provided for herein, each Company and its Subsidiaries shall bear their own expenses incurred in connection with the preparation of Tax Returns and other matters related to Taxes under the provisions of this Agreement for which they are liable.

8.4          Governing Law; Jurisdiction. This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 8.6 and this Section 8.4, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.6 shall be deemed effective service of process on such party.

8.5          Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND,  THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

8.6          Notices. All notices, requests, and other  communications hereunder shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by electronic mail, by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile, electronic mail or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

(a)           If to Distributing, to:

Liberty Interactive Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

Attn: Separately provided

Email: Separately provided

Facsimile: Separately provided

(b)           If to Splitco, to:

GCI Liberty, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

Attn: Separately provided

Email: Separately provided

Facsimile: Separately provided

or to such other address as the party to whom notice is given may have previously furnished to the other parties in writing in the manner set forth above.

8.7          Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. This Agreement may be delivered by electronic mail or facsimile transmission of a signed copy thereof.

8.8          Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that each of Distributing and Splitco may assign its respective rights, interests, liabilities and obligations under this Agreement to any other member of its Group, but such assignment shall not relieve Distributing or Splitco, as the assignor, of its liabilities or obligations hereunder.

8.9          Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

8.10        Amendments; Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

8.11        Effective Date. This Agreement shall become effective on the date recited above on which the parties entered into this Agreement.

8.12        Change in Law. Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

8.13        Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding such party.

8.14        No Third Party Beneficiaries. Except as provided in Sections 7.2, 7.3, and 8.8 of this Agreement, this Agreement is solely for the benefit of the parties and their respective Subsidiaries and is not intended to confer upon any other Person any rights or remedies hereunder. Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to confer upon any Splitco Indemnitees any rights or remedies against Splitco hereunder, and this Agreement is not intended to confer upon any Distributing Indemnitees any rights or remedies against Distributing hereunder.

8.15        Entire Agreement.  This Agreement embodies the entire understanding among the parties relating to its subject matter and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility, obligation or liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement.

8.16        No Strict Construction; Interpretation.

(a)           Distributing and Splitco each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

(b)           When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by  the words “without limitation”. The  words “hereof”,  “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

8.17        Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.18        Assignment of Rights under the LEXE Tax Sharing Agreement. Distributing hereby assigns to Splitco all of its rights to indemnification payments and related rights under the LEXE Tax Sharing Agreement with respect to any liability for LEXE Transaction Taxes, LEXE Tax-Related Losses, or any other Taxes or Losses that, in each case, is allocated to Splitco hereunder and with respect to which Splitco has paid in whole. If any Joint Claim is made against any member of the Distributing Group or the Splitco Group with respect to any LEXE Transaction Taxes or LEXE Tax-Related Losses, any other claim is made against any member of the Distributing Group or the Splitco Group with respect to any other Taxes or Losses for which any member of the Distributing Group or the Splitco Group would be entitled to indemnification under the LEXE Tax Sharing Agreement, or Splitco is entitled to any Tax Sharing Receivable which has not been paid by LEXE, then at Splitco’s request, Distributing shall assert a claim for indemnification against LEXE under the LEXE Tax Sharing Agreement in respect of such LEXE Transaction Taxes, LEXE Tax-Related Losses, other Taxes or Losses, or Tax Sharing Receivable, as applicable, to the extent such a claim would not be frivolous. Splitco and Distributing shall jointly control the prosecution of any such claim related to LEXE Transaction Taxes or LEXE Tax-Related Losses under the principles contained in Section 7.8, and the principles of Section 7.6 shall govern any claim that is not a Joint Claim. Distributing shall not amend, modify or terminate the LEXE Tax Sharing Agreement, or waive any rights thereunder, without the prior written consent of Splitco, which consent shall not be unreasonably withheld.

8.19        Assignment of Rights under the CHUB Tax Sharing Agreement. Distributing hereby assigns to Splitco all of its rights to indemnification payments and related rights under the CHUB Tax Sharing Agreement with respect to any liability for CHUB Transaction Taxes, CHUB Tax-Related Losses, or any other Taxes or Losses that, in each case, is allocated to Splitco hereunder and with respect to which Splitco has paid in whole. If any Joint Claim is made against any member of the Distributing Group or the Splitco Group with respect to any CHUB Transaction Taxes or CHUB Tax-Related Losses, any other claim is made against any member of the Distributing Group or the Splitco Group with respect to any other Taxes or Losses for which any member of the Distributing Group or the Splitco Group would be entitled to indemnification under the CHUB Tax Sharing Agreement, or Splitco is entitled to any Tax Sharing Receivable which has not been paid by CHUB, then at Splitco’s request, Distributing shall assert a claim for indemnification against CHUB under the CHUB Tax Sharing Agreement in respect of such CHUB Transaction Taxes, CHUB Tax-Related Losses, other Taxes or Losses, or Tax Sharing Receivable, as applicable, to the extent such a claim would not be frivolous. Splitco and Distributing shall jointly control the prosecution of any such claim related to CHUB Transaction Taxes or CHUB Tax-Related Losses under the principles contained in Section 7.8, and the principles of Section 7.6 shall govern any claim that is not a Joint Claim. Distributing shall not amend, modify or terminate the CHUB Tax Sharing Agreement, or waive any rights thereunder, without the prior written consent of Splitco, which consent shall not be unreasonably withheld.

8.20        Assignment of Rights under LTRIP Tax Sharing Agreement. Distributing hereby assigns to Splitco all of its rights to indemnification payments and related rights under the LTRIP Tax Sharing Agreement with respect to any liability for LTRIP Transaction Taxes, LTRIP Tax-Related Losses, or any other Taxes or Losses that, in each case, is allocated to Splitco hereunder and with respect to which Splitco has paid in whole. If any Joint Claim is made against any member of the Distributing Group or the Splitco Group with respect to any LTRIP Transaction Taxes or LTRIP Tax-Related Losses, any other claim is made against any member of the Distributing Group or the Splitco Group with respect to any other Taxes or Losses for which any member of the Distributing Group or the Splitco Group would be entitled to indemnification under the LTRIP Tax Sharing Agreement, or Splitco is entitled to any Tax Sharing Receivable which has not been paid by LTRIP, then at Splitco’s request, Distributing shall assert a claim for indemnification against LTRIP under the LTRIP Tax Sharing Agreement in respect of such LTRIP Transaction Taxes, LTRIP Tax-Related Losses, other Taxes or Losses, or Tax Sharing Receivable, as applicable, to the extent such a claim would not be frivolous. Splitco and Distributing shall jointly control the prosecution of any such claim related to LTRIP Transaction Taxes or LTRIP Tax-Related Losses under the principles contained in Section 7.8, and the principles of Section 7.6 shall govern any claim that is not a Joint Claim. Distributing shall not amend, modify or terminate the LTRIP Tax Sharing Agreement, or waive any rights thereunder, without the prior written consent of Splitco, which consent shall not be unreasonably withheld.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers as of the date set forth above.

LIBERTY INTERACTIVE CORPORATION

By:

Name:
Title:

GCI LIBERTY, INC.

By:

Name:
Title: